Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

April 13, 2022
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Fourth Quarter and Full Year 2021 Results

●	Sales of $27.3 million for the quarter, an increase of 37%
●	Sales of $104.2 million for the year, an increase of 22%
●	Net Income of $5.7 million and earnings per share of $1.66 for the year

CLEVELAND, OHIO, April 13, 2022 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month and twelve-month periods ended December 31, 2021.

For the quarter ended December 31, 2021, sales were $27.3 million compared with $19.9 million in the same period last year, an increase of 37%.  In this quarter, the Company recorded operating income of $0.7 million compared with operating income of $1.7 million in the same period last year.  Net income was $0.1 million, or $0.02 per fully diluted share, compared to $2.1 million, or $0.63 per fully diluted share in the fourth quarter of the prior year.

For the twelve months ended December 31, 2021, sales were $104.2 million compared with $85.1 million in the same period last year, an increase of 22%.  In this twelve-month period, the Company recorded operating income of $7.0 million compared with operating income of $7.5 million last year. Net income was $5.7 million, or $1.66 per fully diluted share, compared with net income of $5.8 million, or $1.76 per fully diluted share last year.

For the quarter and the twelve months ended December 31, 2021, the increases in sales were primarily due to the acquisitions during 2021 of Komtek Forge, Global-Tek Manufacturing and Emergency Hydraulics, as well as organic growth and a recovery in customer demand as we emerge from the global pandemic. Net income for the quarter was negatively impacted by a $1.0 million charge related to year-end audit adjustments to certain accrued expenses, in particular inventory and state income tax expenses.

Brian Powers, Chairman and CEO, stated “Although our margins have been impacted by labor shortages and supply chain pressures, we are pleased with the ongoing success of our business model. Crawford United is continuing to explore opportunities for increased revenue and improved profitability, always with an eye towards additional acquisitions.”

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, aerospace, education, transportation, and petrochemical. The company currently operates three business segments. The Aerospace Components business specializes in highly complex precision components for customers in the commercial and military aviation industry, offering complete end-to-end engineering, machining, grinding, welding, brazing, heat treat, and assembly solutions. The Commercial Air Handling business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions, primarily for hospitals and universities. The Industrial Hose business is a premier manufacturer of flexible interlocking metal hoses and a distributor of a full line of branded silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, or other statements made by the Company, are made based upon management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the Company’s ability to successfully integrate acquisitions, and manage the larger operations of the combined businesses, the Company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, the Company’s ability to capitalize on market opportunities in certain sectors, the Company’s ability to obtain cost effective financing and the Company’s ability to satisfy obligations under its financing arrangements, shortages in supply or increased costs of freight, labor or necessary products, components or raw materials, statements related to the expected effects on the Company’s business of the COVID-19 pandemic, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company’s products,  actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions and any re-imposed public health measures or tightened public health restrictions in response to any increased spread of new strains of COVID-19 in the Company’s markets, the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, efforts made to combat COVID-19, including vaccine development and distribution, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, including the economic impact of inflation and Russia’s invasion of Ukraine, as well as the risks described from time to time in the Company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Brian E. Powers

Chairman & CEO

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”

CRAWFORD UNITED CORPORATION
Consolidated Income Statement (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

	2021		2020		2021		2020
Sales	$27,320,481	100%	$19,933,941	100%	$104,162,227	100%	$85,069,900	100%
Cost of Sales	22,588,935	83%	15,562,250	78%	82,249,762	79%	66,138,610	78%
Gross Profit	4,731,546	17%	4,371,691	22%	21,912,465	21%	18,931,290	22%

Operating Expenses:
Selling, general and administrative expenses	4,055,332	15%	2,714,323	14%	14,922,213	14%	11,478,837	13%
Operating Income	676,214	2%	1,657,368	8%	6,990,252	7%	7,452,453	9%

Other (Income) Expenses:
Interest charges	187,892	1%	211,453	1%	881,741	1%	952,192	1%
Other (income) expense	(119,805)	-1%	(1,047,913)	-5%	(1,254,432)	-1%	(974,980)	-1%
Total Other (Income) and Expenses	68,087	0%	(836,460)	-4%	(372,690)	0%	(22,788)	0%
Income before Income Taxes	608,127	2%	2,493,828	12%	7,362,942	7%	7,475,241	9%
Income tax expense	543,429	2%	414,938	2%	1,709,644	2%	1,635,854	2%
Net income	$64,698	0%	$2,078,890	10%	$5,653,298	5%	$5,839,387	7%

Net income per common share
Basic	$0.02		$0.63		$1.66		$1.76
Diluted	$0.02		$0.63		$1.66		$1.76

Weighted average shares outstanding
Basic	3,408,906		3,325,300		3,405,061		3,319,731
Diluted	3,409,819		3,326,134		3,405,061		3,320,553